Contact:
Crocker Coulson, President	Warren Wang, Chief Financial Officer
CCG Investor Relations	Zhongpin Inc.
646-213-1915	86-10-8286 1788
crocker.coulson@ccgir.com	ir@zhongpin.com
www.ccgirasia.com

For Immediate Release

Zhongpin Inc. Reports Record Third Quarter 2008 Results

•	Revenues climb 116% year-over-year to a record $153.8 million
•	Net income surged 90% to a record $10.1 million

Changge City, Henan Province, China – November 10, 2008 – Zhongpin Inc. (NASDAQ: HOGS), a leading meat and food processing company in the People’s Republic of China (“PRC”), today reported financial results for the third quarter ended September 30, 2008.

Third Quarter 2008 Highlights
•	Revenues grew 116% year-over-year to a record $153.8 million
•	Gross profit increased 103% to a record $19.6 million
•	Net income increased 90% to a record $10.1 million, or $0.34 per fully diluted share
•	35 new retail outlets were added, bringing the total number of retail outlets to 2,995
•	Operations commenced at the Company’s new facility in Luoyang City, adding 70,000 metric tons capacity of chilled and frozen pork annually
•	Grant received from Henan Government in recognition of Zhongpin’s contribution toward the advancement of meat processing technology

“Our exceptional financial performance in the third quarter resulted from the strong demand for our high-quality products and the additional capacity added by the Luoyang plant, which came on line at the beginning of the third quarter. During the quarter, China’s hog industry benefited from the government’s constructive policies, resulting in an increased supply of hogs and a moderation in live hog prices. As Chinese consumers continue to place more focus on food safety issues, we believe Zhongpin’s reputation as a high quality, premium brand provides us with a significant competitive advantage,” commented Mr. Xianfu Zhu, CEO of Zhongpin. “As we enter our peak season in the fourth quarter, we believe we are poised to benefit from increased capacity, strong demand and our expanding retail distribution network.”

November 10, 2008	Zhongpin Inc. Reports Q3 2008 Results	page 2

Revenues for the third quarter of 2008 increased for the twelfth consecutive quarter to a record $153.8 million, up 116% from $71.3 million in the third quarter of 2007. Zhongpin’s strong revenue growth in the third quarter resulted from an increase in both average sale prices and sales volume and was driven by an increase in production capacity contributed by the Luoyang plant. Sales volume increased primarily due to the increase in hog supplies during the quarter, which resulted in reduced hog prices. Expansion of the Company’s distribution channel and increased expenditure on marketing and promotion also contributed to the growth in sales volume. During the third quarter of 2008, the volume of pork products sold increased 69% from the third quarter of 2007. Sales of chilled pork accounted for 56% of net sales during the quarter, up from 52% a year ago. Revenue from frozen pork was $51.9 million, up 109% from $24.8 million in the third quarter of 2007. Prepared pork products increased 106% to $13.8 million from $6.7 million in the same period a year ago. Revenue from fruits and vegetables was $2.0 million, down $0.8 million from $2.8 million in the third quarter of 2007.

Revenue from Zhongpin’s retail channels, including showcase stores, network stores and supermarket counters, represented 43% of net sales. Revenue from retail channels rose 102% to $65.6 million from $32.5 million in the third quarter of 2007. During the quarter, Zhongpin added 35 new retail outlets, including seven new showcase stores, 10 additional “branded” retail stores and 18 new supermarket counters, for a total of 2,995 retail outlets at September 30, 2008. Revenue from restaurants and non-commercial businesses increased 97% to $41.2 million from $20.9 million in the same period a year ago, representing 27% of net sales in the quarter. Food services distributors generated 29% of net sales and showed the largest increase in revenue growth year-over-year, up 248% to $45.6 million from $13.1 million in the third quarter of 2007. Exports, which represented 1% of total revenues, decreased 71% to $1.4 million from $4.8 million in the comparable period in 2007.

Gross profit in the third quarter of 2008 was $19.6 million, up 103%, from $9.7 million in the third quarter of 2007. Gross margin was 12.7% in the third quarter of 2008 compared to 13.6% in the third quarter of 2007. With the increase in production capacity, Zhongpin strived to increase its market share and ramp up its capacity utilization rate, resulting in a slight decline in gross margin. On a sequential basis, gross margin increased 0.3 percentage points from 12.4% in the second quarter of 2008.

In the third quarter of 2008, general and administrative (“G&A”) expenses were $5.2 million, or 3.4% of total revenues, compared to $2.4 million, or 3.4% of total revenues, for the same quarter last year. G&A expenses in the third quarter of 2007 included a non-cash compensation expense of $0.56 million in connection with the release from escrow to certain of our employees of shares of common stock that had been deposited into escrow by such employees in connection with our January 2006 private placement. The increase in G&A expense in the third quarter of 2008 was primarily due to increased investment in R&D efforts and an increase in advertising expenses in an effort to build Zhongpin’s brand image. An increase in the number of employees and option amortization expense incurred during the quarter also contributed to the rise in G&A expense.

Selling expenses in the third quarter of 2008 were $3.0 million, or 2.0% of revenue, compared to $1.1 million, or 1.5% of revenue, in the third quarter of 2007. The increase in selling expenses was primarily due to an increase in transportation costs as a result of revenue growth. Also contributing to the increase in selling expenses were higher salary expenses and an increase in the Zhongpin’s salary standard in 2008.

November 10, 2008	Zhongpin Inc. Reports Q3 2008 Results	page 3

Income from operations for the third quarter of 2008 was $11.4 million, up 84% as compared to $6.2 million for the third quarter of 2007. Operating margin for the quarter was 7.4%, compared to 8.7% for the third quarter of 2007.

Net income for the third quarter of 2008 was $10.1 million, or $0.34 per fully diluted share, up from net income of $5.3 million, or $0.23 per fully diluted share, in the third quarter of 2007.

Nine Month Financial Results

For the first nine months of 2008, revenue increased to $400.0 million, up 110% from $190.8 million in the first nine months of 2007. Gross profit increased 99% in the first nine months of 2008 to $50.9 million from $25.6 million in the comparable period a year ago. Gross margin was 12.7% in the first nine months of 2008 compared to 13.4% in the first nine months of 2007. Income from operations increased 80% to $28.5 million compared to $15.8 million in the same period a year ago. Net income for the first nine months of 2008 was $25.9 million, or $0.89 per fully diluted share, up 92% from $13.5 million, or $0.65 per fully diluted share, in the first nine months of 2007.

Financial Condition

As of September 30, 2008, Zhongpin had $54.2 million in cash and cash equivalents, $17.8 million in long-term debt, excluding the current portion, $120.3 million in total liabilities and working capital of $18.9 million. Accounts receivable turnover decreased to 13 days during the third quarter of 2008. Shareholders’ equity stood at $182.9 million as of September 30, 2008, up 28% from $143.0 million at December 31, 2007. Net cash from operating activities during the first nine months of 2008 was $47.6 million.

Subsequent Events

In November 2008, Zhongpin commenced production at its new prepared meat facility in Changge City, Henan Province and increased annual production capacity for prepared meat products to 54,000 metric tons, a 114% increase over Zhongpin’s earlier capacity of 25,200 metric tons. The new plant utilizes automated state-of-the-art technology and advanced equipment that uses an industrialized production process capable of producing high-quality meat products. Zhongpin expects the new facility to achieve an over 80% utilization rate by the second quarter of 2009.

In October 2008, Zhongpin named Mr. Feng (Warren) Wang as its new Chief Financial Officer. Ms. Yuanmei Ma, Zhongpin’s former Chief Financial Officer, resigned from the post for personal reasons.

Business Outlook

Zhongpin continues to move forward with its expansion plans and is currently building a chilled and frozen pork facility in Shangqiu City in eastern Henan Province, which is expected to begin operations in January of 2009 and will expand Zhongpin’s annual capacity for chilled and frozen pork by 80,000 metric tons.

November 10, 2008	Zhongpin Inc. Reports Q3 2008 Results	page 4

The upgrade and expansion of Zhongpin’s fruit and vegetables production line in Changge City, Henan Province is expected to begin production in January of 2009. This new line will bring Zhongpin’s total annual production capacity for fruits and vegetables to 56,280 metric tons annually, including outsourcing from OEM suppliers.

Capital expenditures for the next twelve months are expected to be $27.2 million. Zhongpin’s financial position is strong with a steady flow of cash from operations, a sizable cash balance and readily available lines of credit. Zhongpin is confident in its ability to meet guidance for its full year 2008 revenues in the range of $550 million to $570 million, gross margin of at least 12.7% and fully diluted earnings per share in the range of $1.15 to $1.19, assuming a fully diluted share count of 30.7 million shares outstanding. This guidance excludes the impact of any future acquisitions.

“We believe the market fundamentals of China’s pork industry remain favorable despite the recent global economic slowdown. Pork consumption in China’s rural and urban areas is expected to increase due to a growing demand for high quality and safe food products. Zhongpin’s sophisticated quality control standards, advanced cold-chain logistics, and hygienic production processes instill consumer confidence regarding the quality of our products. In addition, the Chinese government’s recent reforms designed to improve the overall health of the rural economy should provide additional market opportunities for Zhongpin by fostering the development of value-added agricultural products, modernizing the agricultural industry and increasing the living standards of farmers,” said Mr. Zhu. “In the months ahead, we will focus on expanding our retail distribution and brand-building initiatives in order to leverage our increased production capacity, improve our utilization levels, capture consumer demand, and penetrate new markets. We also will continue to evaluate strategic alternatives to broaden our geographic footprint and further expand our business and scale of operations.”

Conference Call Information

Management will conduct a conference call at 9:00 a.m. Eastern Standard Time on Monday, November 10, 2008 to discuss its 2008 third quarter results. Hosting the call will be Mr. Crocker Coulson, President of CCG Investor Relations, joined by Mr. Xianfu Zhu, Chairman and Chief Executive Officer, Mr. Baoke Ben, Board Director and Executive Vice President, and Mr. Warren Wang, Vice President and Chief Financial Officer of Zhongpin.

To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 888- 481-7939. International callers should dial 617-847-8707. The pass code for the call is 41829644.

If you are unable to participate in the call at this time, a replay will be available on Monday, November 10, 2008 at 11:00 a.m. Eastern Standard Time, through Monday, November 17, 2008. To access the replay, dial 888-286-8010. International callers should dial 617-801-6888. The conference pass code is 32042757.

November 10, 2008	Zhongpin Inc. Reports Q3 2008 Results	page 5

The conference call will be broadcast live over the Internet and can be accessed by all interested parties at Zhongpin's website at http://www.zpfood.com. To listen to the call please go to the website at least 15 minutes prior to the start of the call to register and download and install any necessary audio software.

About Zhongpin

Zhongpin is a meat and food processing company that specializes in pork and pork products, and fruits and vegetables, in the PRC. Its distribution network in the PRC spans 24 provinces and includes over 2,995 retail outlets. Zhongpin’s export markets include the European Union, Eastern Europe, Russia, Hong Kong, Japan and South Korea. For more information, contact CCG Investor Relations directly or go to Zhongpin’s website at www.zpfood.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release and oral statements made by Zhongpin on its conference call in relation to this release constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements regarding our ability to prepare the Company for growth, the Company’s planned manufacturing capacity expansion in 2008 and predictions and guidance relating to the Company’s future financial performance. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs, but these projections also involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as, unanticipated changes in product demand, interruptions in the supply of live pigs/raw pork, downturns in the Chinese economy, delivery delays, freezer facility malfunctions, poor performance of the retail distribution network, changes in applicable regulations, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

—Financial Tables Below—

November 10, 2008	Zhongpin Inc. Reports Q3 2008 Results	page 6

ZHONGPIN INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in U.S. dollars)

	September 30, 2008	December 31, 2007
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$54,177,858	$45,142,135
Restricted cash	5,352,014	3,559,401
Bank notes receivables	2,054,082	—
Accounts receivable, net of allowance for doubtful accounts of $2,345,021 and $1,341,872	17,435,950	18,982,312
Other receivables	1,995,784	4,826,279
Purchase deposits	9,425,477	6,059,782
Prepaid expenses and deferred charges	240,042	1,680,679
Inventories	22,846,850	25,922,125
VAT recoverable	7,900,828	4,350,795
Total current assets	121,428,885	110,523,508

Property, plant and equipment (net)	113,851,995	66,429,654
Construction in progress	42,814,682	16,811,740
Land use rights	25,157,893	23,339,142
Total assets	$303,253,455	$217,104,044

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$6,026,935	$4,145,842
Other payables	11,856,580	8,746,845
Bank notes payable	2,209,164	6,160,502
Accrued liabilities	6,983,464	3,014,600
Short-term bank loans payable	69,544,470	47,668,592
Deposits from customers	4,701,742	1,876,665
Research and development grants payable	457,072	490,288
Long-term bank loans payable-current portion	145,671	145,671
Tax payable	633,043	202,676
Total current liabilities	102,558,141	72,451,681

Long-term loans payable	17,762,467	1,634,769

Total liabilities	120,320,608	74,086,450

Equity
Preferred stock: par value $0.001; 25,000,000 authorized; 2,229,200 and 3,125,000 shares issued and outstanding	2,229	3,125
Common stock: par value $0.001; 100,000,000 authorized; 27,371,585 and 25,891,567 shares issued and outstanding	27,372	25,892
Additional paid in capital	102,479,375	100,070,571
Retained earnings	60,592,012	34,732,049
Accumulated other comprehensive income	19,831,859	8,185,957
Total equity	182,932,847	143,017,594
Total liabilities and equity	$303,253,455	$217,104,044

November 10, 2008	Zhongpin Inc. Reports Q3 2008 Results	page 7

ZHONGPIN INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Amount in U.S. dollars) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
		(Restated)		(Restated)
Revenues
Sales revenues	$153,752,841	$71,312,992	$400,007,165	$190,783,230
Cost of sales	(134,166,298)	(61,641,917)	(349,125,172)	(165,192,668)
Gross profit	19,586,543	9,671,075	50,881,993	25,590,562

Operating expenses
General and administrative expenses	(5,199,366)	(2,419,576)	(15,044,238)	(6,488,794)
Selling expenses	(3,032,930)	(1,067,048)	(7,348,563)	(3,311,409)
Total operating expenses	(8,232,296)	(3,486,624)	(22,392,801)	(9,800,203)

Income from operations	11,354,247	6,184,451	28,489,192	15,790,359

Other income (expense)
Interest income	118,304	42,932	1,288,629	169,856
Other income (expenses)	64,439	101,339	(36,883)	238,315
Government subsidies	482,801	36,540	1,054,684	39,989
Interest expense	(1,768,414)	(701,616)	(3,741,767)	(1,772,957)
Total other income (expense)	(1,102,870)	(520,805)	(1,435,337)	(1,324,797)

Net income before taxes	10,251,378	5,663,646	27,053,856	14,465,562
Provision for income taxes	200,986	370,509	1,193,893	982,902

Net income	$10,050,392	$5,293,137	$25,859,963	$13,482,660

Foreign currency translation adjustment	1,875,399	1,162,162	11,645,902	2,697,417
Comprehensive income	$11,925,791	$6,455,299	$37,505,865	$16,180,077

Basic earnings per common share	$0.34	$0.27	$0.90	$0.86
Diluted earnings per common share	$0.34	$0.23	$0.89	$0.65
Basic weighted average shares outstanding	29,543,640	19,259,575	28,587,297	15,604,355
Diluted weighted average shares outstanding	29,905,010	23,421,587	29,019,128	20,878,935

November 10, 2008	Zhongpin Inc. Reports Q3 2008 Results	page 8

ZHONGPIN INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amount in U.S. dollars) ( Unaudited)

	Nine Months Ended September 30,
	2008	2007
		(Restated)
Cash flows from operating activities:
Net income	$25,859,963	$13,482,660
Adjustments to reconcile net income to net cash provided by (used in) operations:
Depreciation	3,194,119	1,318,451
Amortization	321,975	247,493
Provision for allowance for bad debt	876,515	—
Warrant expense	145,791	15,950
Non-cash compensation expense	1,026,674	1,715,999
Changes in operating assets and liabilities:
Accounts receivable	2,026,268	(7,553,889)
Other receivables	3,106,460	(1,877,685)
Purchase deposits	(1,276,496)	(366,173)
Prepaid expense and deferred charges	(26,296)	(254,292)
Inventories	4,900,962	(5,799,057)
VAT recoverable	(3,131,223)	(443,004)
Accounts payable	1,523,517	5,507,172
Other payables	2,416,588	3,447,179
Research and development grants payable	15,729	(21,035)
Accrued liabilities	2,756,036	1,130,281
Taxes payable	1,300,681	(325,604)
Deposits from clients	2,608,668	4,956,464
Net cash provided by operating activities	47,645,931	15,180,910
Cash flows from investing activities:
Construction in progress	(57,838,392)	(27,345,849)
Additions to property and equipment	(10,691,673)	(5,627,248)
Additional to intangible assets	(370,161)	(7,556,552)
Proceeds on disposal of fixed assets	75,669	—
Net cash used in investing activities	(68,824,557)	(40,529,649)
Cash flows from financing activities:
Proceeds (repayment) from (of) bank notes	(6,293,518)	(65,214)
Proceeds from short-term bank loans	68,452,935	44,214,892
Repayment of short-term loans	(50,695,270)	(20,737,958)
Proceeds from long-term bank loans	15,752,767	—
Repayment of long-term bank loans	(195,111)	(146,188)
Proceeds from exercised warrants	1,236,923	16,010,511
Net cash provided by financing activities	28,258,726	39,276,043

Increase in restricted cash	(1,480,708)	(541,721)
Effect of rate changes on cash	3,436,331	1,094,616
Increase in cash and cash equivalents	9,035,723	14,480,199
Cash and cash equivalents, beginning of period	45,142,135	13,351,045
Cash and cash equivalents, end of period	$54,177,858	$27,831,244
Supplemental disclosures of cash flow information:
Cash paid for interest	3,691,752	1,791,177
Cash paid for income taxes	436,073	673,165